Exhibit 99.1

Barfresh Provides Second Quarter 2021 Results and Business Update

Company Achieves Sequential and Year-Over-Year Revenue Improvement in Second Quarter of 2021

Continued Strong Improvement in Revenue and Operating Cash Flow Expected in Back Half of 2021

Company Has Generated Over $1.0 Million in Revenue to Date in Third Quarter of 2021 as it Enters the Upcoming School Year and Expects to be in Double the Number of School Locations

LOS ANGELES, August 11, 2021 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (the “Company” or “Barfresh”) (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update in conjunction with the filing of its form 10-Q for the second quarter ended June 30, 2021.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We enter the second half of this fiscal year financially strong with approximately $7.0 million in cash and a clear path to increased top line growth and improved bottom line. We believe our enhanced balance sheet and clean debt structure enable us to meet the requirements to list on a National exchange and we have submitted our application commencing the necessary steps in achieving an uplisting. While our bulk serve customers have been slower to come back online we are encouraged to see continued sequential growth of our Twist & Go and single serve products in the third quarter of 2021. We have already recorded $1.0 million in revenue in the third quarter and we are just entering the beginning of the school selling season when we expect to be in double the number of locations. We are extremely well positioned to achieve record revenue in the back half of this year driven primarily by new and existing school locations.”

Financial Results

Revenue for the second quarter of 2021 increased 157% to $1.3 million, compared to $506,000 in the COVID-19 affected second quarter of 2020. The increase in revenue is the result of orders for Twist & Go product in the school channel, as well as the gradual return in sales of the Company’s single serve product compared to the COVID-19 affected quarter last year. Gross margins for second quarter of 2021 were 43%, compared to 23% for the second quarter of 2020. The increase in gross margins was due to the startup expenses for the Company’s Twist & Go and WHIRLZ 100% Juice Concentrates recorded in the second quarter of 2020. The Company expects gross profit margins for the second half of 2021 to stay around 40%.

Net loss for the second quarter of 2021 improved to $297,000, as compared to a loss of $1.2 million in the second quarter of 2020, and compared to a loss of approximately $600,00 in the second quarter of 2019. The Company continued to reduce core operating expenses, reducing total G&A expenses in the second quarter of 2021 by 6% compared with the prior year period.

As of June 30, 2021, the Company had approximately $7.0 million of cash, and approximately $1.0 million of inventory on its balance sheet. The Company announced on June 3, 2021 that it had completed a private placement of approximately $6.0 million of common stock with no warrant coverage. In addition, the Company also negotiated the conversion of approximately $0.7 million and the retirement of approximately $0.8 million of existing debt and interest. This transaction eliminated all prior convertible debt and related interest. Additionally, the Company’s first Paycheck Protection Program (PPP) loan of $0.57 million was forgiven in the second quarter 2021 and the Company expects its second PPP loan for $0.57 million to be forgiven in the second half of 2021. The Company expects to be debt free once the second PPP loan is forgiven.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the cash flow of the Company. The primary factors in reconciling these items are non-cash costs, including stock compensation, stock issued for services, and gain or loss on derivatives. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity.

Adjusted EBITDA improved to a loss of $386,000 for the second quarter of 2021, compared to a loss of approximately $888,000 for the second quarter of 2020. A reconciliation of Adjusted EBITDA to net (loss) is provided below.

Barfresh Food Group Inc.

Condensed Consolidated Statements of Operations

For the six months ended June 30, 2021 and 2020

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020

Net (loss)	$(297,240)	$(1,179,520)	$(888,759)	$(1,922,586)

Depreciation and Amortization	146,364	153,500	293,297	303,648
Interest	68,973	63,483	128,064	358,877
EBITDA	(81,903)	(962,537)	(467,397)	(1,260,061)

Stock based compensation	44,869	55,812 *	10,284	194,524
Stock issued for Services	25,000	25,000 **	25,000	37,500
Other (income) from debt extinguishment - PPP	(568,131)	0	(568,131)	0
Other (income)/expenses/loss from debt extinguishment	193,562	0	193,562	(379,200)
Other (income)/expenses/loss from derivative liability	483	(6,197)	(16,305)	(157,099)
Adjusted EBITDA	$(386,120)	$(887,922)	$(822,987)	$(1,564,336)

*Stock based compensation issued to employees

** Stock based payment issued to directors and third party services

Conference Call

The conference call to discuss these results is scheduled for today, Wednesday, August 11, 2021, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 300-8521 in North America, and international listeners can dial (412) 317-6026.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Wednesday, August 25, 2021. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 10159343.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com